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EXHIBIT 11

Computation of Earnings per Share
(dollars in thousands, except per share data)

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
                                               For the Nine Months     For the Three Months
                                                ended September 30      ended September 30

                                                1998          1997        1998        1997
PRIMARY:

Average shares outstanding                      4,052        4,052       4,052       4,052

Impact of Treasury Shares                          61           34          66          41
                                               ------       ------      ------      ------
Total                                           3,991        4,018       3,986       4,011
                                               ======       ======      ======      ======

Net Income                                     $5,128       $4,761      $1,765      $1,668
                                               ======       ======      ======      ======

Preferred Stock Dividends                      $  875       $1,058      $  290      $  352
                                               ======       ======      ======      ======

Net Income Available to
Common Shareholders                            $4,253       $3,703      $1,475      $1,316
                                               ======       ======      ======      ======
Earnings Per Share
Applicable to Common Stock                      $1.07         $.92        $.37        $.35
                                                =====        =====       =====       =====
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